Exhibit 10.2

October 18, 2026

Paul Ruh

paul.ruh@mattel.com

c/o Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245

Dear Paul,

This letter (“Letter Agreement”) memorializes our discussions with respect to your separation of employment (the “Separation”) from Mattel, Inc. (the “Company”) effective as of December 31, 2026 (the “Termination Date”), and your continued employment with the Company through the Termination Date. This Letter Agreement also serves as a “Notice of Termination” pursuant to Section 15 of the Mattel, Inc. Amended and Restated Executive Severance Plan B (as amended, the “Severance Plan”); and, you specifically acknowledge and agree that the requirement in Section 2(h) of the Severance Plan that the Termination Date be no more than fifteen (15) days after the actual receipt of the Notice of Termination is hereby waived.

Service through the Termination Date. You will remain in your role as the Company’s Chief Financial Officer, reporting to the Chief Executive Officer through October 19, 2026. Thereafter, you will cease to serve as the Company’s Chief Financial Officer, and, effective as of October 20, 2026, you will be employed on a full-time basis, as a non-officer employee, in the position of Executive Advisor through the Termination Date (the period commencing on October 20, 2026, through the Termination Date, the “Transition Period”). Effective as of the Termination Date, your employment as Executive Advisor and as an employee of the Company and its affiliates shall terminate. In your capacity as Executive Advisor, you will report to the Company’s Chief Executive Officer, and will assist and cooperate with the Company with respect to the transition of your duties and responsibilities. During the Transition Period, the Company shall continue to pay you a base salary at the rate of $950,000 per annum, payable in accordance with the Company’s normal payroll practices, and you will continue at your current participation level in the 2026 Mattel Incentive Plan for purposes of the amount payable to you under Section 3(b)(iv) of the Severance Plan. In addition, your outstanding stock grants shall continue to vest in accordance with their terms through the Termination Date, and you will remain eligible for continued participation in the Company’s employee benefit plans and programs, subject to the terms and conditions of such plans, through the Termination Date. For the avoidance of doubt, you will not receive a monthly car allowance during the Transition Period. You hereby acknowledge and agree that neither your change in position (including ceasing to serve as Chief Financial Officer of the Company) nor the appointment or hiring of a successor or successors to your role and/or duties and responsibilities, constitutes a termination of your employment for, or an event giving rise to, “Good Reason” for purposes of the Severance Plan or any other plan or arrangement between you and the Company. You and the Company further acknowledge and agree that: (i) the Severance Plan and the participation letter, dated May 2, 2025, between you and the Company relating to the Severance Plan (the “Participation Letter”) will remain in full effect through your Termination Date; and (ii) during the Transition Period, the Company may terminate your employment only for Cause (as defined in the Severance Plan).

Resignation from All Positions. You agree to tender your resignation from any and all positions you occupy as an officer of the Company or of any direct or indirect subsidiary of the Company no later than October 19, 2026, by signing the resignation letter in the form of Exhibit A to this Letter Agreement and returning it to me.

Severance Payments and Benefits. So long as you do not resign without Good Reason and your employment is not terminated by the Company for “Cause” (as defined in the Severance Plan) prior to the end of the Transition Period, your Separation as of the Termination Date will constitute a “Covered Termination” for purposes of the Severance Plan. Accordingly, in connection with the Separation, you will be entitled to the severance payments and benefits set forth in Section 3(b) of the Severance Plan (the “Severance Benefits”), provided that if your employment is terminated for any reason other than a Covered Termination prior to the Termination Date (e.g., if you resign without Good Reason prior to the end of the Transition Period or if your employment is terminated by the Company for “Cause” (as defined in the Severance Plan)), you will not be eligible to receive the Severance Benefits under the Severance Plan. You acknowledge and agree that your right to receive the Severance Benefits is subject to all of the terms and conditions of the Severance Plan, the Participation Letter and the Mattel, Inc. Rule 10D-1 Compensation Recovery Policy (the “Clawback Policy”), including the release requirement set forth in the Participation Letter and your obligations under Section 7 of the Severance Plan. You further acknowledge and agree that the Severance Plan, your Participation Letter, and the Clawback Policy remain in full effect and that this Letter Agreement shall not interfere with or restrict the right of the Company to discharge you for Cause. The Termination Date shall be the “Date of Termination” for purposes of the Severance Plan. Notwithstanding Section 3(b)(vii)(I) of the Severance Plan, you will be eligible for the Additional Benefits (as defined in the Severance Plan) until the earlier of (A) the twenty-four (24) month anniversary of the Termination Date or (B) the date you accept New Employment (as defined in the Severance Plan), subject to the other terms and conditions of the Severance Plan; provided that, for any portion of such period following the expiration of your continuation coverage under COBRA, the Company shall continue to pay you the monthly amount described in Section 3(b)(vii)(I) of the Severance Plan, but shall not be required to make such coverage available to you. Nothing in this Letter Agreement waives or limits any rights you may have (i) under Section 3(c) of the Severance Plan, if a Change of Control (as defined in the Severance Plan) occurs on or prior to the Termination Date and the requirements of the Severance Plan are otherwise satisfied, or (ii) under the terms of the Company’s equity plans and your outstanding equity award agreements, in each case in accordance with their terms.

Legal Fees. The Company will reimburse you for up to $15,000 in reasonable legal fees incurred by you in connection with the review and negotiation of this Letter Agreement, within thirty (30) days following your submission of reasonable documentation of such fees.

Cooperation. Following the Termination Date, you agree to cooperate fully with the Company and its subsidiaries and affiliates in the investigation, defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while you were employed by the Company. Such cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at times and locations reasonably acceptable to you and the Company; executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, with reasonable advance notice; testifying truthfully; and taking such other actions as may reasonably be requested by of the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that you may have at the time of the request. The Company agrees to reimburse you for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with your obligation to cooperate with the Company for which you have obtained prior written approval from the Company.

Full Agreement. This Letter Agreement, the Severance Plan, the Participation Letter, the “Release” (as defined in the Participation Letter), the Clawback Policy, and the Employee Confidentiality and Inventions Agreement, dated on or about May 19, 2025, by and between you and the Company (collectively, the “Agreements”) constitute the full understanding of you and the Company, and supersede all prior understandings, agreements, and arrangements, with respect to the Separation. Without limiting the generality of the foregoing, you expressly acknowledge and agree that except as specifically set forth in the Agreements, you are not entitled to receive any severance pay or benefits from the Company and its affiliates.

Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The claims procedures and dispute resolution provisions of the Severance Plan shall apply to this Letter Agreement.

Miscellaneous. This Letter Agreement may be amended, modified or changed only by a written instrument executed by you and the Company. The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

You have been and remain a valuable part of the business. We are counting on your help through this transition. Please feel free to reach out to Karen Ancira with any questions.

Sincerely,

Mattel, Inc.

By:	/s/ Karen Ancira
Karen Ancira
EVP & Chief People Officer

Acknowledged and Agreed:

/s/ Paul Ruh
Paul Ruh

Exhibit A

Date: October 18, 2026

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245

Re:	Resignation from director and/or officer positions with Mattel and its subsidiaries

Ladies and Gentlemen:

I hereby resign from any position I occupy as an officer of Mattel, Inc. and/or as a director or officer of any direct or indirect subsidiary of Mattel, Inc., effective as of October 19, 2026.

Very truly yours,

Signature:

Name: Paul Ruh